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                                      NEWS

                                  RE:  Tefron Ltd.
                                       Ind. Center Teradyon
                                       P.O. Box 1365
                                       Misgav 20179
                                       Israel
                                       (NYSE:  TFR)

AT THE COMPANY                    AT INVESTOR RELATIONS LTD.

Asaf Alperovitz                   Roni Gavrielov
Chief Financial Officer
+972-4-9900803                    +972-3-5167620
Fax: +972-4-9900054               Fax: +972-3-5167619

             TEFRON COMPLETES PUBLIC AUCTION OF ORDINARY SHARES AND
                    OPTION CERTIFICATES (SERIES 1) IN ISRAEL

PETACH-TIKVA, ISRAEL, JANUARY 10, 2006 - Tefron Ltd. (NYSE:TFR; TASE: TEFRON), one of the world's leading producers of seamless intimate apparel and active-wear, announced today that it had completed a public auction in connection with its oversubscribed underwritten offering of Ordinary Shares ("SHARES") and Option Certificates (Series 1) ("OPTION CERTIFICATES") in Israel. A total of 100,000 units are to be issued in the offering at a price of NIS
701.64 (approximately $151.48) per unit. Each unit consists of 18 Shares and six Option Certificates. Each Option Certificate is exercisable into one Share until January 9, 2007 at an exercise price of $9.49 per Share. The total net proceeds to the Company from the offering are expected to be approximately $13.9 million (plus any proceeds that Tefron may receive from any exercise of Option Certificates).

Tefron expects to list the Shares and the Option Certificates for trading on the Tel Aviv Stock Exchange in the coming days.

The Shares, the Option Certificates and the Shares issuable upon exercise of the Option Certificates have not been and will not be registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Tefron manufactures boutique-quality everyday seamless intimate apparel, active wear and swim wear sold throughout the world by such name-brand marketers as Victoria's Secret, Nike, The Gap, Banana Republic, Target, Warnaco/Calvin Klein, Patagonia, Reebok and El Corte Englese, as well as other well known retailers and designer labels. The company's product line includes knitted briefs, bras, tank tops, boxers, leggings, crop, T-shirts, nightwear, bodysuits, swim wear, beach wear and active-wear. The Company's Healthcare Division manufactures and sells a range of textile healthcare products.

THIS PRESS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE COMPANY'S BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. THESE FORWARD LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED IN SUCH FORWARD-LOOKING STATEMENTS, INCLUDING, BUT NOT LIMITED TO, FLUCTUATIONS IN PRODUCT DEMAND, ECONOMIC CONDITIONS AS WELL AS CERTAIN OTHER RISKS DETAILED FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY RELEASE ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED.